EXHIBIT 10.9A

                     FIRST AMENDMENT TO SEVERANCE AGREEMENT

         THIS FIRST AMENDMENT, effective December 16, 1997, between COLUMBIA BANCORP, a Maryland corporation (the "Corporation"), THE COLUMBIA BANK, a Maryland trust company and a principal subsidiary of the Corporation (the "Bank"), and ROBERT W. LOCKE (the "Executive"), amends the Severance Agreement between the Corporation, the Bank and the Executive, dated February 26, 1996 (the "Severance Agreement").

                              W I T N E S S E T H:
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         The Executive serves as a Senior Vice President of the Bank and has contributed to the growth and success of the Corporation and the Bank (each, a "Company" and collectively, the "Companies"). The Companies entered into the Severance Agreement with the Executive in order to assure him of certain benefits if he is terminated or resigns in certain circumstances in the event of a change in control of the Companies. The Companies and the Executive desire to amend the Severance Agreement as set forth below in this First Amendment to clarify certain provisions thereof.

         Accordingly, in consideration of the mutual covenants and representations contained herein and the mutual benefits derived herefrom, the parties hereto agree to amend the Severance Agreement as follows:

         Paragraph 1.2 is amended to read as follows:

                      "1.2. Amount of Payments. Except as provided in paragraph 1.2(e), the Companies will pay the Executive the following amounts in the following circumstances:

                      (a) (i) If the employment of the Executive with either of the Companies is terminated during a Change in Control Period by either of the Companies for any reason other than death or total disability of the Executive or other than for cause, or if the Executive resigns during a Change in Control Period due to a significant change in the nature or scope of his authorities or duties from those immediately prior to the Change in Control period, a reduction in total compensation from that provided immediately prior to the Change in Control period, or the breach by either of the Companies of any other provision of this Agreement, the Companies will pay, or cause to be paid, to the Executive: (a) if the Executive's termination or resignation occurs before the Executive has attained the age of 63 years, an amount equal to two times the sum of (i) the Executive's annual base salary immediately before the Change in Control and (ii) the average of

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         the bonuses paid to the Executive over the past three years (including years in which no bonus was awarded); or (b) if the Executive's termination or resignation occurs on or after the Executive has attained the age of 63 years, an amount equal to the amount set forth in paragraph 1.2(a)(i)(a) multiplied by a fraction, the numerator of which shall be 730 minus the number of days which have passed since the Executive's 63rd birthday, and the denominator of which shall be 730.

                          (ii) Such payment shall be made in one lump sum within 15 business days after the Executive's termination or resignation.

                      (b) (i) If the Executive resigns during a Change in Control Period for any reason other than due to a significant change in the nature or scope of his authorities or duties from those immediately prior to the Change in Control period, or a reduction in total compensation from that provided immediately prior to the Change in Control period, or the breach by either of the Companies of any other provision of this Agreement, the Companies will pay, or cause to be paid, to the Executive: (a) if the Executive's resignation occurs before the Executive has attained the age of 64 years, an amount equal to the sum of (i) the Executive's annual base salary immediately before the Change in Control and (ii) the average of the bonuses paid to the Executive over the past three years (including years in which no bonus was awarded); or (b) if the Executive's resignation occurs on or after the Executive has attained the age of 64 years, an amount equal to the amount set forth in paragraph 1.2(b)(i)(a) multiplied by a fraction, the numerator of which shall be 365 minus the number of days which have passed since the Executive's 64th birthday, and the denominator of which shall be 365.

                          (ii) Such payment shall be made in one lump sum within 15 business days after the Executive's resignation.

                      (c) Except as provided in paragraph 1.2(e), if the Executive is terminated by the Companies or resigns as described in paragraph 1.2(a), or resigns as described in paragraph 1.2(b), the Executive shall continue to receive all health, life, and disability insurance benefits available to him pursuant to his employment with the Companies immediately before such termination or resignation. The Executive shall continue to receive such benefits until the earliest of
         (a) such time as the Executive shall have been receiving substantially similar insurance benefits for six months under subsequent employment,
         (b) 24 months after the date of a termination or resignation described in paragraph 1.2(a) or 12 months after the date of a resignation described in paragraph 1.2(b), or (c) such date as the Executive shall have attained the age of 65 years.

                      (d) All options granted to the Executive under the Corporation's stock option award arrangements providing for the granting of options to acquire common stock to founders, directors and key employees shall immediately become fully vested in the event of a Change in Control.


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                      (e) The Executive is to receive no payments under
         paragraph 1.2(a) or (b) and no benefits under paragraph 1.2(c) if the Executive is terminated during a Change in Control Period after having already attained the age of 65 years, or if the Executive is terminated by either of the Companies during a Change in Control Period upon the death or total disability of the Executive or for cause.

                      (f) Notwithstanding the foregoing, in the event that any of the amounts payable to the Executive under paragraph 1.2 would, if made, cause the Executive to have tax under Section 4999 of the Code, the Executive may elect, at his discretion, to reduce the amount payable to him under paragraph 1.2(a) or (b) by an amount such that the aggregate after-tax amounts the Executive will receive under paragraph
         1.2 will be equal to the aggregate after-tax amounts the Executive would receive without the reduction he elected (i.e., the aggregate amounts after the application of the tax under Section 4999 of the Code and other taxes).

         IN WITNESS WHEREOF, the parties have executed and delivered this First Agreement to the Severance Agreement on this 13th day of March, 1998.

ATTEST:                                  COLUMBIA BANCORP

/s/                                      /s/ John M. Bond, Jr.
_____________________                    _____________________
                                         John M. Bond, Jr.
                                         President and Chief Executive Officer

ATTEST:                                  THE COLUMBIA BANK

/s/                                      /s/ John M. Bond, Jr.
_____________________                    _____________________
                                         John M. Bond, Jr.
                                         President and Chief Executive Officer

WITNESS:

/s/                                      /s/ Robert W. Locke
_____________________                    _____________________
                                         Robert W. Locke

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